DOLCE VENTURES, INC. ACQUIRES THE BUSINESS OF BEIJING ZHONG RAN WEI YE GAS CO., LTD.

Beijing, PRC, September 13, 2006 - Dolce Ventures, Inc. (“Dolce”)(OTC: DLCV) today announced the acquisition on September 7, 2006 of the business of Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”), through the acquisition of its holding company, Gas Investment China Co., Ltd. Also on September 7, 2006, Dolce completed a private placement of $6,876,800 of its Series B Convertible Preferred Stock and warrants. Full details of the transaction, its structure and the private placement are available in a Form 8-K filed by Dolce on September 13, 2006.

Beijing Gas and its subsidiaries in China are engaged in the development of natural gas distribution systems and the distribution and supply of natural gas primarily in the Hebei, Jiangsu, and Shandong provinces in China. It owns and operates 20 natural gas distribution systems serving approximately 23,000 residential and four commercial and industrial customers. Its facilities include approximately 200 kilometers of pipeline and delivery networks with a designed daily capacity of approximately 40,000 cubic meters of natural gas. Beijing Gas is constructing an additional four natural gas distribution systems and is planning two more natural gas distribution systems.

Chen Fang, the Chief Financial Officer of Dolce stated: “As a utility, our business is very capital intensive. The closing of our reverse merger transaction and financing can provide us with working capital we need now. In addition, we now have access to the U.S. capital markets to continue our expansion and growth.”

Forward-looking Statements

Statements made in this news release, may contain forward looking statements concerning Dolce Ventures, Inc.’s business. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, additional competition from existing and new competitors, changes in technology, government regulation and various other factors beyond its control. The risks inherent in Dolce’s business are detailed under “Risk Factors” in its Form 8-K filed on September 13, 2006. Dolce undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.